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                                 EXHIBIT 23 (B)

                              Accountants Consent
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                              ACCOUNTANTS' CONSENT




The Board of Directors
Liberty Bancshares, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-27814) on Form S-3 and (Nos. 2-87392, 33-23306, 33-35928 and 33-53454) on
Form S-8 of Union Planters Corporation of our report dated January 25, 1993, relating to the consolidated balance sheets of Liberty Bancshares, Inc. and subsidiary as of December 31, 1992 and 1991, and the related consolidated statements of earning, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1992, which report appears on page 1 of Exhibit 99 (f) in the Current Report on Form 8-K dated January 10, 1994, of Union Planters Corporation.




                                     KPMG Peat Marwick



Nashville, Tennessee
January 12, 1994